Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement (No. 333-253611) on Form S-3 and related Prospectus of American Superconductor Corporation of our report dated June 2, 2020 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of American Superconductor Corporation and subsidiaries, appearing in the Annual Report on Form 10-K of American Superconductor Corporation for the year ended March 31, 2020.

We also consent to the reference to our firm under the heading “Experts” in such Amendment.

/s/ RSM US LLP

Boston, Massachusetts

June 2, 2021